[Type text]

MEMORANDUM OF AGREEMENT

Agreement made this 10th day of October, 2007, by and between T.O.P. LOCAL 2110 UAW – AFL-CIO (the "Union") and TECHNICAL CAREER INSTITUTES, INC. (the "College" or "TCI"). This Agreement amends: (A) the collective bargaining agreement between the parties covering a unit of instructors, laboratory technicians and maintenance employees; and (B) the collective bargaining agreement between the parties covering a unit of office clerical employees. Each of these agreements was in effect from October 10, 2004, through October 9, 2007.

1. Term of Agreement. The new collective bargaining agreements shall take effect on October 10, 2007, and expire on October 9, 2010.

2. Wage Increases. Employees shall receive the weekly salary increases set forth in the following schedule:

Effective Date	
October 10, 2007	$40.00
October 10, 2008	$30.00
October 10, 2009	$20.00
April 10, 2010	$20.00

Evening faculty shall receive the salary increases on a pro rata basis.

3. Bonuses Based on Gross Revenue.

Year	10% Increase	15% Increase	20% Increase
FY 2008: 2009 Bonus	1%	2%	3%
FY 2009: 2010 Bonus	1%	2%	3%
FY 2110: 2011 Bonus	1%	2%	3%

Bonus payments are lump sum payments, and do not become part of base salary.

4. Evening Faculty Recognition Pay

a. On October 10, 2007, all evening faculty who have at least five years of service will receive one-half week's pay.

b. On October 10, 2008, all evening faculty who have at least five years of service will receive one-half week's pay.

5. 401(k) Savings Plan.

TCI's contribution to the 401(k) Savings Plan shall be increased to a 50% match up to 5 ½%, effective October 10, 2009.

6. Evening Faculty Sick and Personal Days.

Evening faculty sick and personal days will be paid per contact hours assigned.

7. Administrative Days.

Clericals shall receive a third administrative day, to be taken during the summer semester. Tutors shall receive three administrative days, and maintenance employees shall receive one administrative day.

8. Department Chairs, Deputy Chairs and Department Coordinators.

Department Chairs, Deputy Chairs and Department Coordinators who are involuntarily removed from their positions after having served in such a capacity for more than five years, or who voluntarily leave such a position after having served in such a capacity for more than 9 years, shall be paid three extra hours of pay per week.

9. Distinguished College Professor.

a. At its discretion, TCI can appoint an individual with exceptional achievements in one of the fields taught at TCI to the position of "Distinguished College Professor." The position is unpaid and has no teaching responsibilities. As an honorary position, the Distinguished College Professor is not part of the collective bargaining agreement.

b. Distinguished College Professors will be expected to give an occasional lecture, seminar or workshop by means of which they will share their knowledge and experience with the TCI community. They may also be invited to meet with Programs, Divisions, and Industrial Advisory Councils.

c. The term of a Distinguished College Professor is unlimited. No more than four individuals can hold this position at the same time.

10. Temporary Employees.

Temporary employees can be hired for a specified period under specific circumstances, subject to the following restrictions:

a. While conducting an active job search to fill a non-faculty vacancy, or during registration, the College may use a temporary employee for a period of up to 45 days. The College may hire a temporary employee to fill a special project for up to 90 days. In the event that such an employee is made a regular employee in the same or substantially similar position to the position in which the employee was a temporary employee, the time worked as a temporary employee will count towards the probationary period. If a temporary employee is made a regular employee in any other position, the time spent in the temporary position shall not count towards the probationary period; however, the period of temporary employment shall be credited toward his/her seniority.

b. In the event a non-faculty employee is on leave, the College may appoint a temporary to fill in for the length of the leave of absence. Such individual shall receive no less than the minimum for the position he/she is filling, and shall be paid for holidays which occur during the period of the temporary appointment. In the event that the period of temporary employment lasts longer than 90 days, such individual shall be covered by the provisions of the contract with the exception of severance and recall rights. In the event that such individual becomes a regular employee, such individual shall be covered by all provisions of the contract and the period of temporary employment shall be credited toward his/her seniority.

c. While conducting an active search to fill a faculty vacancy or in the event of a temporary vacancy as a result of a faculty leave, the College may appoint a temporary instructor for one semester. The period may be extended for an additional semester subject to agreement by the Union, which shall not be unreasonably withheld. Prior to appointing a temporary instructor from outside TCI, the College shall first endeavor to appoint a qualified TCI adjunct faculty member to the temporary position. The adjunct faculty member shall receive the benefits of a full-time faculty member during the period of temporary employment. In the event that he/she receives a permanent full-time appointment, the period of temporary employment shall be credited toward his/her seniority. If no qualified adjunct instructor is available for full-time work, the College shall endeavor to distribute the hours among existing qualified instructors as overage hours. If no qualified instructors are available for overage hours, the College may hire a temporary instructor from outside the bargaining unit. Such temporary instructors shall be paid no less than the minimum rate for the full-time position but shall not receive benefits during the period of temporary employment. In the event that the temporary instructor receives a permanent appointment, the period of temporary employment shall be credited toward his/her seniority.

d. The College shall notify the Union of any temporary hires, including the name, rate of pay, dates of hire, the reason for the temporary hire, and the nature of the special project, if applicable. In the event that a temporary faculty vacancy will last over 30 days, the College shall post the vacancy no less than 30 days in advance, or as soon as practicable in the circumstances. Postings shall include the department, subject matter, and projected dates of the vacancy and a copy shall be forwarded to the Union at the time of the posting.

11. Sabbaticals.

Faculty who receive a Sabbatical must return to TCI for one year.

12. Distribution of Leads in the Admissions Department.

a. Equitable Distribution.

Leads shall be equitably distributed.

b. Lead Protection Policy.

Admissions representatives have 10 days from the initiating date to work a lead provided to them. After that time period, any lead can be re-circulated and reassigned. In the case of a duplicate lead, the admissions representative who takes the interview receives the lead and the student. This policy can be modified during peak periods of registration, consistent with the principle of equitable distribution of leads.

c. Reports.

All admissions representatives will receive a weekly report showing the number and types of leads assigned to each representative and the conversion rate for each representative.

13. Incentive Plan for Admissions Representatives.

1. TCI will create a federally acceptable incentive plan. The incentive plan will be placed into effect January 2008 for any semester that exceeds the total number of students completing 24 credits when compared to the same semester of the previous year by the amounts specified below. For example: students starting in the A71 semester will be measured after the A73 semester to count those earning 24 credits. This count would be compared to the A81 students and the corresponding count of those students who complete 24 credits after A83.

2. The minimum size of the incentive pool shall be $5,000 per semester. The size of the incentive pool shall be $5,000 if there is an increase of 5% in the total number of students completing 24 credits per semester, and $15,000 if there is an increase of 10%.

3. The incentive pool will be divided among the admissions representatives as follows: At the completion of three semesters, the College will determine the number of students who have achieved 24 credits. The top three-quarters of the admissions representatives will be eligible for the incentive program. Representatives will be ranked in order of the total number of students each representative has enrolled who have achieved 24 credits within the past three semesters. The top 25% of the representatives will equally share 45% of the bonus money with the remainder of the bonus eligible representatives equally sharing 55% of the bonus money. The bottom 25% of the representatives will not receive an incentive award.

4. If the College reorganizes the Admissions Department in a way that makes it impractical to continue an individual incentive plan, the College will convert the incentive plan into a group incentive plan. The same minimum incentive pool size and thresholds for payouts shall be maintained in any such group incentive plan.

14. Admissions Performance Standard.

a. Registrations.

Admissions representatives whose registrations are below 90% of the department average for two out of any three consecutive admissions recruitment periods (*i.e.*, the 14 weeks ending one week after the start of classes) shall be subject to discharge. The College will issue a probationary letter as well as provide individualized counseling and training to any representative who is below 90% of the department average to assist the employee in raising his/her productivity. In calculating the department average, an adjustment shall be made—along the lines described below with regard to enrollments—to eliminate the effect of voluntary overtime on total registrations. Where there are extensive absences (that are authorized by the collective bargaining agreement) during any admissions recruitment period, management shall act reasonably in determining whether it would be equitable to apply the above standard for that admissions recruitment period.

b. Enrollments.

Each admissions recruitment period shall be broken into 7 two-week periods. An admissions representative who fails to achieve at least 90% of the department average enrollments in any 4 of these 7 two-week periods—in two of any three consecutive admissions recruitment periods—may be discharged at the end of the second admissions recruitment period in which the admissions representative fails to achieve 90% of the department average enrollments in at least 4 of these two-week periods, except that: if an admissions representative meets or exceeds 90% of the department average post purge registrations for the semester, that shall erase the effect of the failure to achieve the enrollment standard during the applicable admissions recruitment period.

In determining the department average enrollments, any employee who has worked voluntary overtime in one of the two-week periods described above shall have his/her enrollments reduced proportionately for that two-week period to reflect what the employee would have produced had the employee worked only his/her regular hours and mandatory overtime (and no voluntary overtime) during that two-week period. The calculation of such an employee's enrollments during regular work hours and mandatory overtime for the two-week period will be as follows:

(Regular hours plus mandatory OT) divided by (voluntary hours plus regular hours plus mandatory OT) X actual enrollments = proportionately reduced enrollments. Regardless of the preceding, in measuring an individual representative's enrollment numbers against the department average, all of the individual's enrollments will be counted including any achieved while working voluntary overtime.

c. To ensure that admissions representatives have a meaningful understanding of the goals for each enrollment period, all admissions representatives will be given a weekly run rate plan. The run rate will be a calculation of TCI's budgeted goal divided by the number of admissions representatives, and then divided by week,

month and semester. The budgeted goal will use historic data plus the increase needed to make TCI's start goal the week before classes start.

d. The above standards shall go into effect beginning with the fall 2007 admissions recruitment period, except that for fall 2007 only, three out of five two-week periods (instead of four out of seven) shall be considered.

e. In administering b through d above, TCI will take into account legitimate absences (*i.e.*, absences authorized by the collective bargaining agreement), as follows:

i. If an employee is absent for four or more days in a two-week period, that period will not be treated as a two-week period in which the employee failed to meet the 90% enrollment standard.

ii. If an employee is absent for one to three days in a two-week period, the employee's enrollments for that period shall be increased proportionately to determine if the employee achieved the 90% standard. Thus, for example, if an employee is absent for two of ten days in a two-week period, the employee's enrollments will be multiplied by 10/8 to determine if he/she has met the 90% standard.

15. High School Recruiters.

High school recruiters shall be classified as pay grade 5.

16. Registration Advising. TCI will notify all faculty members with regard to registration advising positions each semester. TCI will offer training to all faculty members who express an interest in such a position in response to the notification. Interested faculty will be selected in seniority order. At its discretion, TCI may refuse to renew a faculty member in such a position due to inadequate performance. TCI may continue to use student workers in these positions as it has in the past.

17. Class Size Overages. The parties will establish a pilot project in three sections each of remedial English courses 081 and 082, and in three sections of remedial math course 099. In round-robin seniority order, up to three faculty members teaching these courses will be permitted to decline to teach a section in which there is an overage. An assessment of the pilot will be undertaken by the Labor/Management Committee. If the Labor/Management Committee determines that the pilot is successful, the program will be phased in, to the extent feasible, to other remedial courses, and then into other parts of the curriculum.

18. Limitation on Class Preparations. TCI will do its best to schedule no more than five class preparations for full-time faculty in their base load. To allow for the constraints and contingencies of scheduling, up to 25% of the full-time faculty can receive a base load with six course preparations. If this proportion is exceeded, any full-time faculty member with more than five course preparations in their base load will receive $200 for each extra preparation, payable at the end of the semester.

19. Severance Pay. Employees who are laid off shall, after a 45-day waiting period, receive one week's severance pay for each year of service at the College, capped at 10 weeks. Laid-off employees who have successfully completed their probationary period shall receive a minimum of one week's severance pay.

20. Record Retention. The record retention provisions of the collective bargaining agreements shall be amended to provide that disciplinary actions for sexual harassment shall be retained in a personnel file for three years. Where a disciplinary action for sexual harassment occurs within three years of a subsequent disciplinary action for sexual harassment, the older discipline will not be removed from the file until a full three years passes with no discipline for sexual harassment. All other disciplinary actions shall be retained for 18 months.

21. Union Rights.

An evening steward will receive three hours of paid release time per week for the purpose of representing evening faculty.

22. Zero Tolerance for Violence.

a. Beginning with the 2008-2009 Student Handbook, there will be a separate statement in the handbook reflecting TCI's zero tolerance for violence policy.

b. TCI shall include a statement during orientation reflecting the zero tolerance for violence policy, and shall post the statement on the TV monitors in the building.

23. Tuition Reimbursement.

The cap for full-time employees will be raised to $6,375. The cap for part-time employees will be raised to $3,188. All fees will be paid by TCI.

24. Middle States Committees.

Annually, committee chairs and secretaries shall receive their normal hourly rate of pay for time spent at committee meetings, capped at $3,000 per year. Steering committee members who are not chairs or secretaries shall receive their regular hourly rate of pay for time spent at steering committee meetings, capped at $1,500 per year.

25. Academic Deans.

Academic Deans and other qualified personnel may be scheduled to perform bargaining unit work up to one full base load per week, provided that such assignment will not cause a lay off. The internal five-hour bargaining unit work limitation set forth in Article 3, Section C.2 of the collective bargaining agreement is eliminated.

26. Probation Period for Admissions.

Whenever an admissions representative begins employment, the end date of his/her probation period shall be no sooner than the end of his/her first full semester, but in no event will the probation period be less than six months.

27. Appendix A.

Appendix A. II. B. will be amended to allow use of alcoholic beverages at approved events.

28. Non-Discrimination.

Include age, disability, sexual orientation and gender identity and expression as protected categories.

29. Housekeeping (Faculty Agreement).

a. Article 1.17b – "outcoming" to be changed to "outgoing."
b. Article 10 G - remove 19 hours.
c. Article 10 H – change course names and codes and "1/20" to "pro-rata."
d. Article 10 I b – change "Prep Tech" to "Remedial."

30. Bereavement Leave

a. Bereavement leave shall be granted for domestic partners, with proper verification.

b. Bereavement leave for evening faculty shall be increased to three days.

[Type text]

31. Voting for Department Chair.

Day and evening faculty may vote for department chairs.

32. Integration of Clerical Pay Chart.

The chart showing pay grades and minimums for the clerical bargaining unit shall be integrated into the body of the clerical collective bargaining agreement.

33. Transfer Between Day College and Evening College.

a. Article 14 G1: "twelve units" should be updated to "nine units."
b. Article 14 G2: "four units" should be updated to "three units."

T.O.P. LOCAL 2110, UAW, AFL-CIO
(Subject to ratification by the membership of TCI)

TECHNICAL CAREER INSTITUTES, INC.
(Subject to ratification by TCI Board of Directors)

H:\COOPERM\TCI\CBA\MOA 101007.doc